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                                                                       Exhibit 5

                              BOSE McKINNEY & EVANS
                            2700 First Indiana Plaza
                          135 North Pennsylvania Street
                           Indianapolis, Indiana 46240
                                 (317) 684-5000


March 11, 1999

Emmis Communications Corporation
40 Monument Circle
Indianapolis, Indiana  46204

Dear Sirs:

We are acting as counsel to Emmis Communications Corporation, an Indiana corporation (the "Company"), and certain of its subsidiaries (the "Subsidiary Guarantors") in connection with the registration by the Company under the Securities Act of 1933, as amended, of its 8-1/8% Senior Subordinated Notes due 2009 (the "Exchange Notes") and the guarantees thereof (the "Guarantees") by the Subsidiary Guarantors to be offered in exchange (the "Exchange Offer") for the Company's outstanding 8-1/8% Senior Subordinated Notes due 2009 (the "Old Notes") and the guarantees thereof by the Subsidiary Guarantors. The Old Notes were issued under, and the Exchange Notes are to be issued under, an Indenture, dated as of February 12, 1999, among the Company, the Subsidiary Guarantors and IBJ Whitehall Bank & Trust Company, as Trustee (the "Indenture"). The Exchange Notes and the Guarantees are the subject of a registration statement (the "Registration Statement") on Form S-4 filed by the Company and the Subsidiary Guarantors.

We have examined originals or copies of (i) the Indenture, (ii) the Registration Rights Agreement, dated as of February 12, 1999 (the "Registration Rights Agreement"), by and among the Company, the Subsidiary Guarantors, Donaldson, Lufkin & Jenrette Securities Corporation, BancBoston Robertson Stephens Inc., First Union Capital Markets Corp., Goldman, Sachs & Co. and TD Securities (USA) Inc. and (iii) the Registration Statement. We have also examined all such records of the Company and the Subsidiary Guarantors and all such agreements, certificates of public officials, certificates of officers or representatives of the Company, the Subsidiary Guarantors and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts relevant to the opinion expressed herein, we have relied upon statements and representations of officers and other representatives of the Company, the Subsidiary Guarantors and others (all of which we assume to be true, complete and accurate in all respects).


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Emmis Communications Corporation
Page 2

Based upon the foregoing and subject to the other qualifications, assumptions and limitations stated herein, we are of the opinion that (i) the Exchange Notes have been duly authorized and when executed by the proper officers of the Company, duly authenticated by the Trustee, and issued by the Company in accordance with the provisions of the Indenture, against surrender and cancellation of a like aggregate principal amount at maturity of Old Notes pursuant to the Exchange Offer as contemplated in the Registration Rights Agreement, will constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, and (ii) the Guarantees have been duly authorized and when executed by the proper officers of the Subsidiary Guarantors in accordance with the provisions of the Indenture, against surrender and cancellation of a like aggregate principal amount at maturity of guarantees of the Old Notes pursuant to the Exchange Offer as contemplated in the Registration Rights Agreement, will constitute the legal, valid and binding obligations of the Subsidiary Guarantors.

The foregoing opinions are limited to the extent that (a) the enforceability of the Exchange Notes or the Guarantees may be limited by bankruptcy, insolvency, reorganization, moratorium (whether general or specific), fraudulent conveyance or other laws now or hereafter in effect affecting the enforcement of creditors' rights and remedies generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be limited by equitable defenses and the discretion of the court before which any proceeding therefor may be brought (whether such proceeding is at law or in equity or in a bankruptcy proceeding) or limited by other equitable principles of general applicability, including without limitation concepts of materiality, reasonableness, good faith, and fair dealing and the power of a court to declare waivers as to usury, stay or extension laws to be unenforceable.

We do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States and the State of Indiana and, therefore, this opinion is limited to the laws of those jurisdictions.

We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed under the Securities Act of 1933 relating to the Exchange Notes and the Subsidiary Guarantees and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/  BOSE McKINNEY & EVANS